                                                                      EXHIBIT 99

                                 PRESS RELEASE
                                  MAY 29, 1997


Centrum Industries, Inc. (Bulletin Board "CIII"), a publicly traded Delaware corporation, today announced its pending acquisition of substantially all of the assets of Taylor Forge International, Inc., Memphis, Tennessee.

Both the Board of Directors of Centrum and Taylor Forge have unanimously approved the proposed acquisition, and terms of the acquisition agreement were agreed upon in negotiations between officers and directors of Centrum and Taylor Forge. Centrum management stated that Taylor Forge personnel would remain substantially in place and anticipates no major organizational changes.

The acquisition of Taylor Forge will allow Centrum (through its McInnes Steel subsidiary's Rolled Rings division) to produce rolled rings from 4 inches to 160 inches in weights ranging from 2 pounds to 10,000 pounds. Prior to the Taylor Forge acquisition, McInnes Rolled Rings was capable of producing rings from 4 inches to 80 inches in weights ranging from 2 pounds to 2,000 pounds.

The acquisition continues Centrum's formal commitment to the rolled ring industry. The McInnes Rolled Rings facility utilizes the industry's most advanced technology and is recognized as a leader in quality, price and delivery. As a result of these advantages, revenues at the division have grown by as much as 50% this year, and operating margins are the highest in the metal forming group. Taylor Forge will complement McInnes Rolled rings with similar technology, and their combined capabilities will cover more than 90% of the targeted markets.

Centrum Industries is headquartered in Toledo, Ohio with manufacturing operations in metal forming (McInnes Steel Company, Corry, PA and its subsidiaries), motor production systems (Micafil-Axis, L.L.C., Dayton, OH) and material handling systems (American Handling, Inc., Cleveland, OH). Centrum's growth policy has included companies in the metal forming business, and Centrum management believes that this combination will be beneficial to both companies.

Closing on the acquisition is expected in early June.